Exhibit 99.1

Staples, Inc. Announces Third Quarter 2011 Performance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 15, 2011--Staples, Inc. (Nasdaq: SPLS) announced today the results for its third quarter ended October 29, 2011. Total company sales for the third quarter of 2011 increased 0.5 percent to $6.6 billion compared to the third quarter of 2010. Net income for the third quarter of 2011 increased 13 percent year over year to $326 million. Diluted earnings per share, on a GAAP basis, increased 18 percent to $0.47 from $0.40 achieved in the third quarter of 2010, and increased 15 percent compared to adjusted diluted earnings per share of $0.41 achieved in the third quarter of 2010.

“Our results in North America reflect our team’s ability to drive strong profit improvement in a tough environment,” said Ron Sargent, Staples’ chairman and chief executive officer. “International results were weaker than expected as tight expense management was more than offset by very challenging top line trends.”

On a GAAP basis, third quarter 2011 operating income rate improved 25 basis points to 8.12 percent compared to the third quarter of 2010. Excluding the impact of integration and restructuring expense in the prior year period, third quarter 2011 operating income rate improved 11 basis points from 8.01 percent. This increase primarily reflects improved product margins, offset by increased supply chain costs and investments in labor to support growth initiatives.

The company’s effective tax rate for the third quarter of 2011 was 33.5 percent, compared to 37.5 percent for the third quarter of 2010. The decrease in the effective tax rate was mainly due to the renewal of tax provisions during the fourth quarter of 2010 that allow for the deferral of income tax on certain foreign earnings.

The company generated operating cash flow of $1.1 billion and invested $244 million in capital expenditures year to date, resulting in free cash flow of $852 million for the first three quarters of 2011. At the end of the third quarter, the company had $2.3 billion in liquidity, including $1.1 billion in cash and cash equivalents.

The company repurchased 10 million shares of its stock for $144 million under its buyback program during the third quarter and has repurchased 29 million shares for $490 million year to date.

North American Delivery

North American Delivery sales for the third quarter of 2011 were $2.6 billion, an increase of 1.8 percent compared to the third quarter of 2010. This primarily reflects double-digit sales growth in facilities and breakroom supplies and promotional products. Operating income rate increased 63 basis points to 9.5 percent compared to the third quarter 2010. This increase primarily reflects improved profitability in the company’s Canadian businesses, as well as the facilities and breakroom supplies and promotional products businesses in the U.S., partially offset by investments in information systems and increased fuel expense.

North American Retail

North American Retail sales of $2.7 billion were flat compared to the third quarter of 2010. Third quarter 2011 comparable store sales declined one percent versus the third quarter of 2010, reflecting a one percent decrease in customer traffic and flat average order size. Operating income rate increased 12 basis points to 10.7 percent compared to the third quarter of 2010. This primarily reflects improved product margins, partially offset by increased labor expense and investments in growth initiatives. The company opened two stores and closed three stores in the U.S. and opened two stores in Canada, ending the third quarter of 2011 with 1,908 stores in North America.

International Operations

International sales for the third quarter of 2011 were $1.3 billion, a decrease of 1.9 percent in U.S. dollars, and a decrease of 7.0 percent on a local currency basis compared to the third quarter of 2010. This reflects a 12 percent decrease in comparable store sales in Europe and weak sales in Australia. Operating income rate decreased 136 basis points to 3.0 percent compared to the third quarter of 2010. This decrease primarily reflects deleverage of fixed costs in Australia and European Retail. The company opened one store in Germany during the third quarter of 2011. The International business ended the quarter with 377 stores.

Outlook

For the fourth quarter of 2011, the company expects to achieve flat to low single-digit sales growth compared to the same period of 2010 and expects to achieve diluted earnings per share on a GAAP basis in the range of $0.39 to $0.43. For the full year 2011, the company expects sales to increase in the low single-digits compared to 2010 and expects to achieve diluted earnings per share on a GAAP basis in the range of $1.38 to $1.42. Excluding the tax refund in the second quarter of approximately $21 million, or $0.03 per share, the company expects to achieve adjusted diluted earnings per share for the full year in the range of $1.35 to $1.39. Staples anticipates its effective tax rate for the full year will be 34 percent, excluding the second quarter tax refund.

For the full year 2011, the company expects to generate more than $1 billion of free cash flow after spending approximately $400 million in capital expenditures for investments in growth initiatives, systems, the integration of distribution networks in North America and Europe, remodels, and new stores. For the full year 2011, the company now expects to repurchase approximately $600 million of its stock, an increase from the company’s previous guidance of $300 million to $500 million.

Presentation of Non-GAAP Information

This press release presents certain results both with and without the integration and restructuring expense associated with Corporate Express in 2010, certain results for 2010 and 2011 both with and without the impact of fluctuations in foreign currency exchange rates, and certain results with and without the impact of the tax refund in 2011. The presentation of results that excludes these items, as well as the presentation of free cash flow, are non-GAAP financial measures that should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with GAAP. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. Management believes that the non-GAAP financial measures presented provide a meaningful comparison to prior periods because the adjustments do not affect the on-going operations of the combined businesses. Management uses these non-GAAP financial measures to evaluate the operating results of the company’s business against prior year results and its operating plan, and to forecast and analyze future periods. Management recognizes there are limitations associated with the use of non-GAAP financial measures as they may reduce comparability with other companies that use different methods to calculate similar non-GAAP measures. Management generally compensates for the limitations resulting from the exclusion of these items by considering the impact of these items separately in GAAP as well as non-GAAP results. In addition, Management presents the most comparable GAAP measures ahead of non-GAAP measures and provides a reconciliation that indicates and describes the adjustments made.

Today's Conference Call

The company will host a conference call today at 9:00 a.m. (ET) to review these results and its outlook. Investors may listen to the call at http://investor.staples.com.

About Staples

Staples is the world’s largest office products company and a trusted source for office solutions. The company provides products, services and expertise in office supplies, copy & print, technology, facilities and breakroom, and furniture. Staples invented the office superstore concept in 1986 and now has annual sales of $25 billion, ranking second in the world in eCommerce sales. With 90,000 associates worldwide, Staples operates in 26 countries throughout North and South America, Europe, Asia and Australia, making it easy for businesses of all sizes and consumers. The company is headquartered outside Boston. More information about Staples (Nasdaq: SPLS) is available at www.staples.com/media.

Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 including, but not limited to, the information set forth under “Outlook” and other statements regarding our future business and financial performance. Any statements contained in this news release that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk, including the review of our assessments by our outside auditor and changes in management’s assumptions and projections. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to: global economic conditions could adversely affect our business and financial performance; our market is highly competitive and we may not be able to continue to compete successfully; our growth may strain our operations; we may be unable to continue to enter new markets successfully; our expanding international operations expose us to risk inherent in foreign operations; our effective tax rate may fluctuate; fluctuations in foreign exchange rates could lead to lower earnings; we may be unable to attract and retain qualified associates; our quarterly operating results are subject to significant fluctuation; if we are unable to manage our debt, it could materially harm our business and financial condition and restrict our operating flexibility; our business may be adversely affected by the actions of and risks associated with our third party vendors; our expanded offering of proprietary branded products may not improve our financial performance and may expose us to intellectual property and product liability claims; problems in our information systems and technologies may disrupt our operations; compromises of our information systems or unauthorized access to confidential information or our customers’ or associates’ personal information may materially harm our business or damage our reputation; various legal proceedings, third party claims, investigations or audits may adversely affect our business and financial performance; and those factors discussed or referenced in our most recent quarterly report on Form 10-Q filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Financial information follows.

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands, Except Share Data)
(Unaudited)

	October 29,	January 29,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,060,364	$1,461,257
Receivables, net	2,125,028	1,970,483
Merchandise inventories, net	2,526,976	2,359,173
Deferred income tax assets	283,294	295,232
Prepaid expenses and other current assets	338,736	382,022
Total current assets	6,334,398	6,468,167

Property and equipment:
Land and buildings	1,075,719	1,064,981
Leasehold improvements	1,330,277	1,328,397
Equipment	2,398,539	2,287,505
Furniture and fixtures	1,080,540	1,032,502
Total property and equipment	5,885,075	5,713,385
Less: accumulated depreciation and amortization	3,794,385	3,565,614
Net property and equipment	2,090,690	2,147,771

Intangible assets, net of accumulated amortization	481,477	522,722
Goodwill	4,138,021	4,073,162
Other assets	570,431	699,845
Total assets	$13,615,017	$13,911,667

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,337,331	$2,208,386
Accrued expenses and other current liabilities	1,437,944	1,497,851
Debt maturing within one year	430,184	587,356
Total current liabilities	4,205,459	4,293,593

Long-term debt	1,557,063	2,014,407
Other long-term obligations	672,498	652,486

Stockholders' Equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued	-	-
Common stock, $.0006 par value, 2,100,000,000 shares authorized;
issued 918,764,252 shares at October 29, 2011 and 908,449,980 shares at January 29, 2011	551	545
Additional paid-in capital	4,480,962	4,334,735
Accumulated other comprehensive income (loss)	7,086	(96,933)
Retained earnings	6,983,799	6,492,340
Less: Treasury stock at cost, 218,550,765 shares at October 29, 2011
and 187,536,869 shares at January 29, 2011	(4,299,473)	(3,786,977)
Total Staples, Inc. stockholders' equity	7,172,925	6,943,710
Noncontrolling interests	7,072	7,471
Total stockholders' equity	7,179,997	6,951,181
Total liabilities and stockholders' equity	$13,615,017	$13,911,667

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010

Sales	$6,569,927	$6,537,676	$18,562,477	$18,129,711
Cost of goods sold and occupancy costs	4,737,146	4,733,928	13,552,923	13,244,200
Gross profit	1,832,781	1,803,748	5,009,554	4,885,511

Operating and other expenses:
Selling, general and administrative	1,283,636	1,264,676	3,800,457	3,643,169
Amortization of intangibles	15,957	15,628	49,443	45,913
Integration and restructuring costs	-	9,019	-	51,545
Total operating and other expenses	1,299,593	1,289,323	3,849,900	3,740,627

Operating income	533,188	514,425	1,159,654	1,144,884

Other (expense) income:
Interest income	1,810	2,045	5,788	5,706
Interest expense	(40,962)	(52,775)	(131,640)	(161,418)
Other expense	(3,681)	(1,824)	(4,238)	(7,059)
Consolidated income before income taxes	490,355	461,871	1,029,564	982,113
Income tax expense	164,025	173,201	329,252	368,293
Consolidated net income	326,330	288,670	700,312	613,820
(Loss) income attributed to noncontrolling interests	(50)	(10)	(751)	6,614
Net income attributed to Staples, Inc.	$326,380	$288,680	$701,063	$607,206

Earnings Per Share:
Basic earnings per common share	$0.47	$0.40	$1.00	$0.85
Diluted earnings per common share	$0.47	$0.40	$0.99	$0.83

Dividends declared per common share	$0.10	$0.09	$0.30	$0.27

Weighted average shares outstanding:
Basic	691,204,528	714,180,111	698,813,352	717,487,062
Diluted	698,009,429	721,832,928	708,027,885	727,905,694

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Dollar Amounts in Thousands)
(Unaudited)

	39 Weeks Ended
	October 29,	October 30,
	2011	2010
Operating Activities:
Consolidated net income, including (loss) income from the noncontrolling interests	$700,312	$613,820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	360,633	371,279
Stock-based compensation	117,072	109,209
Excess tax benefits from stock-based compensation arrangements	(1,023)	-
Deferred income tax expense	127,328	152,505
Other	19,828	(2,725)
Changes in assets and liabilities:
Increase in receivables	(118,920)	(145,644)
Increase in merchandise inventories	(146,023)	(134,132)
Decrease (increase) in prepaid expenses and other assets	58,692	(17,307)
Increase in accounts payable	103,474	151,913
Decrease in accrued expenses and other liabilities	(133,249)	(141,484)
Increase in other long-term obligations	7,508	46,654
Net cash provided by operating activities	1,095,632	1,004,088

Investing Activities:
Acquisition of property and equipment	(243,740)	(245,802)
Acquisition of businesses, net of cash acquired	-	(39,065)
Net cash used in investing activities	(243,740)	(284,867)

Financing Activities:
Proceeds from the exercise of stock options and the sale of stock under employee stock
purchase plans	32,989	43,868
Proceeds from borrowings	214,669	175,035
Payments on borrowings, including payment of deferred financing fees	(789,931)	(151,068)
Purchase of noncontrolling interest	(3,591)	(360,595)
Cash dividends paid	(209,604)	(194,856)
Excess tax benefits from stock-based compensation arrangements	1,023	-
Purchase of treasury stock, net	(512,496)	(285,713)
Net cash used in financing activities	(1,266,941)	(773,329)

Effect of exchange rate changes on cash and cash equivalents	14,156	8,010

Net decrease in cash and cash equivalents	(400,893)	(46,098)
Cash and cash equivalents at beginning of period	1,461,257	1,415,819
Cash and cash equivalents at end of period	$1,060,364	$1,369,721

STAPLES, INC. AND SUBSIDIARIES
Segment Reporting
(Dollar Amounts in Thousands)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended

	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
Sales:
North American Delivery	$2,582,729	$2,537,094	$7,527,592	$7,359,175
North American Retail	2,656,612	2,644,347	7,029,840	6,967,106
International Operations	1,330,586	1,356,235	4,005,045	3,803,430
Total segment sales	$6,569,927	$6,537,676	$18,562,477	$18,129,711

Business Unit Income:
North American Delivery	$244,997	$224,613	$646,612	$634,550
North American Retail	284,204	279,640	564,425	561,883
International Operations	39,589	58,771	65,689	109,205
Business unit income	568,790	563,024	1,276,726	1,305,638
Stock-based compensation	(35,602)	(39,580)	(117,072)	(109,209)
Interest and other expense, net	(42,833)	(52,554)	(130,090)	(162,771)
Integration and restructuring costs	-	(9,019)	-	(51,545)
Consolidated income before income taxes	$490,355	$461,871	$1,029,564	$982,113

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Income Statement Disclosures
(Dollar Amounts in Thousands)
(Unaudited)

	13 Weeks Ended
	October 29, 2011
	Operating expenses	Operating income	Consolidated income before income taxes	Income tax expense	Net income attributed to Staples, Inc.
GAAP, as reported and adjusted	$1,299,593	$533,188	$490,355	$164,025	$326,380

	13 Weeks Ended
	October 30, 2010
	Operating expenses	Operating income	Consolidated income before income taxes	Income tax expense	Net income attributed to Staples, Inc.
GAAP, as reported	$1,289,323	$514,425	$461,871	$173,201	$288,680
Integration and restructuring costs	(9,019)	9,019	9,019	3,382	5,637
Non-GAAP, as adjusted	$1,280,304	$523,444	$470,890	$176,583	$294,317

	39 Weeks Ended
	October 29, 2011
	Operating expenses	Operating income	Consolidated income before income taxes	Income tax expense	Net income attributed to Staples, Inc.
GAAP, as reported	$3,849,900	$1,159,654	$1,029,564	$329,252	$701,063
Tax refund	-	-	-	20,800	(20,800)
Non-GAAP, as adjusted	$3,849,900	$1,159,654	$1,029,564	$350,052	$680,263

	39 Weeks Ended
	October 30, 2010
	Operating expenses	Operating income	Consolidated income before income taxes	Income tax expense	Net income attributed to Staples, Inc.
GAAP, as reported	$3,740,627	$1,144,884	$982,113	$368,293	$607,206
Integration and restructuring costs	(51,545)	51,545	51,545	19,329	32,216
Non-GAAP, as adjusted	$3,689,082	$1,196,429	$1,033,658	$387,622	$639,422

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Sales Growth
(Unaudited)

	13 Weeks Ended October 29, 2011
	Sales Growth GAAP	Impact of Local Currency	Sales Growth on a Local Currency Basis
Sales:
North American Delivery	1.8%	(0.2%)	1.6%
North American Retail	0.5%	(0.8%)	(0.3)%
International Operations	(1.9)%	(5.1%)	(7.0)%
Total sales	0.5%	(1.5%)	(1.0)%

	39 Weeks Ended October 29, 2011
	Sales Growth GAAP	Impact of Local Currency	Sales Growth on a Local Currency Basis
Sales:
North American Delivery	2.3%	(0.4)%	1.9%
North American Retail	0.9%	(1.1)%	(0.2)%
International Operations	5.3%	(8.5)%	(3.2)%
Total sales	2.4%	(2.4)%	0.0%

This presentation refers to growth rates in local currency so that business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Staples' business performance. To present this information, current period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the prior year average monthly exchange rates.

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of Operating Cash Flow to Free Cash Flow
(Dollar Amounts in Thousands)
(Unaudited)

	39 Weeks Ended
	October 29, 2011	October 30, 2010

Net cash provided by operating activities	$1,095,632	$1,004,088
Acquisition of property and equipment	(243,740)	(245,802)
Free cash flow	$851,892	$758,286

Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the Company's ability to generate cash and invest in its business.

CONTACT:
Staples, Inc.
Media Contact:
Owen Davis, 508-253-8468
or
Investor Contact:
Chris Powers/Kevin Barry, 508-253-4632/1487